Exhibit 4.1



                                                                  EXECUTION COPY


                              AMENDMENT NO. 2 TO
                               RIGHTS AGREEMENT


                  AMENDMENT NO. 2 (the "Amendment"), dated as of April 4, 2005, to the Rights Agreement, dated as of December 6, 1996, between Maxcor Financial Group Inc., a Delaware corporation (formerly known as Financial Services Acquisition Corporation) (the "Company"), and Continental Stock Transfer & Trust Company, as rights agent, as amended by Amendment No. 1, dated as of July 26, 2001, and as modified by the agreement on removal of rights agent and appointment of successor rights agent, dated as of September 9, 2003, by and among the Company, Continental Stock Transfer & Trust Company and the Bank of New York (the "Rights Agent") (together, the "Rights Agreement").

                                   RECITALS

                  WHEREAS, BGC Partners, L.P., a Delaware limited partnership ("Purchaser"), Magnet Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Purchaser ("Sub"), and the Company contemplate entering into the Merger Agreement (as defined below) pursuant to which Sub will merge with and into the Company (the "Merger"). The Board of Directors of the Company has approved the Merger Agreement.

                  WHEREAS, in connection with the Merger and the Merger Agreement certain officers and/or directors of the Company (collectively, the "Stockholders") contemplate entering into support agreements (the "Support Agreements") with Parent pursuant to which, among other things, they would agree to vote all shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), held by such Stockholders in favor of adoption of the Merger Agreement and not to sell or otherwise transfer any shares of Common Stock.

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date (as defined in the Rights Agreement), the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement and amend the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock.

                  WHEREAS, no Distribution Date has yet occurred and there is not any Acquiring Person and, in accordance with Section 27 of the Rights Agreement, an officer of the Company has delivered a certificate as to the compliance of this Amendment with said Section 27.

                  WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

                  WHEREAS, all other acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                  NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Rights Agreement, the parties hereto, intending to be legally bound, agree as follows:

                  A. Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate locations:

                  "Purchaser" means, collectively, BGC Partners, L.P., a Delaware limited partnership, and Magnet Acquisition Corp., a Delaware corporation.

                  "Merger" shall mean the "Merger" as such term is defined in the Merger Agreement.

                  "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of April 4, 2005, by and among the Company, BGC Partners, L.P. and Magnet Acquisition Corp., as it may be amended from time to time.

                  "Support Agreements" shall mean the "Support Agreements" as such term is defined in the Merger Agreement, as thereby may be amended from time to time.

                  B. Amendment of the definition of "Acquiring Person". The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Rights Agreement to the contrary, neither Purchaser nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person for purposes of this Rights Agreement solely by virtue of one or more of (i) the approval, execution or delivery of the Merger Agreement, (ii) the approval, execution or delivery of the Support Agreements, (iii) the public or other announcement of the Merger Agreement or the Support Agreements or the transactions contemplated thereby, (iv) the consummation of the Merger or (v) the consummation of any other transaction contemplated in the Merger Agreement or the Support Agreements (each such event, an "Exempt Event")."

                  C. Amendment of the definition of "Stock Acquisition Date". The definition of "Stock Acquisition Date" in Section 1(cc) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of an Exempt Event."

D. Amendment of definition of "Section 11(a)(ii) Event". The definition of "Section 11(a)(ii) Event" in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Rights Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred solely as a result of an Exempt Event."

                  E. Amendment of definition of "Section 13 Event". The definition of "Section 13 Event" in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Rights Agreement to the contrary, a Section 13 Event shall not be deemed to have occurred solely as a result of an Exempt Event."

                  F. Amendment of definition of "Triggering Event". The definition of "Triggering Event" in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Rights Agreement to the contrary, a Triggering Event shall not be deemed to have occurred solely as a result of an Exempt Event."

                  G. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following proviso immediately following the words "...the earlier of (i) and (ii) being herein referred to as the `Distribution Date'" in the fourth parenthetical in Section 3(a):

                  "; provided however, that notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of an Exempt Event."

                  H. Amendment of Section 3. Section 3 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof as Section 3(d):

                  "Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of an Exempt Event."

                  I. Amendment of Section 11. Section 11 of the Rights Agreement is hereby amended and supplemented to add the following clause at the end thereof as Section 11(a)(iv):

                  "(iv) Notwithstanding the foregoing or anything else in this Rights Agreement to the contrary, this Section 11(a) shall not apply to any Exempt Event."

                  J. Amendment of Section 13. Section 13 of the Rights Agreement is hereby amended and supplemented to add the following clause at the end thereof as Section 13(e):

                  "(e) Notwithstanding the foregoing or anything else in this Rights Agreement to the contrary, an Exempt Event shall not cause the Rights to be adjusted or exercisable in accordance with, or any other obligation to arise pursuant to, this Section 13."

                  K. Amendment of the Rights Agreement to add a new Section. The Rights Agreement is hereby amended and supplemented to add the following
Section 35:

                  "Section 35.  Termination of this Agreement.
                                -----------------------------

                  As of the Effective Time (as defined in the Merger Agreement), this Agreement shall terminate and shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, the Rights Agent or the holders of any Rights."

                  L. Effectiveness. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  M. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first written above.

                          MAXCOR FINANCIAL GROUP INC.



                          By:  /s/ Keith E. Reihl
                              ------------------------------------
                              Name:   Keith E. Reihl
                              Title:  Chief Operating Officer


                          THE BANK OF NEW YORK



                          By:  /s/ Annette Hogan
                              ------------------------------------
                              Name:   Annette Hogan
                              Title:  Assistant Vice President